Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We hereby consent to the references to Marcum & Kliegman LLP and the incorporation by reference in this Registration Statement on Form S-3 filed by International Smart Sourcing, Inc. and Subsidiaries (the “Company”) of our report dated January 30, 2004, except for Note 22a which is dated February 16, 2004, on our audit of the consolidated financial statements of the Company as of December 26, 2003 and for the year then ended, appearing in the Company’s Annual Report on Form 10-KSB for the year ended December 26, 2003.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ Marcum & Kliegman LLP

July 2, 2004
Woodbury, New York